Exhibit 99.1

Vanguard Natural Resources, LLC Reports Fourth Quarter and Full Year 2007 Financial Results and Provides 2008 Financial Guidance

HOUSTON--(BUSINESS WIRE)--Vanguard Natural Resources, LLC (NYSEArca: VNR) (“Vanguard” or “Company”) today reported fourth quarter and full year 2007 results and provided guidance for 2008.

Fourth Quarter 2007 Results

During the fourth quarter of 2007, the Company produced 1,009 MMcfe, resulting in Adjusted EBITDA (a non-GAAP financial measure) of $7.1 million and net income of $1.0 million. The Company utilizes commodity hedging to protect the cash flow margin from its oil and gas operations. During the quarter, the Company had significant natural gas hedges in place, resulting in revenues that were $1.8 million higher than the Company would have received without the hedges in place. The reported realized gain on derivative contracts includes $1.7 million of premiums paid on settled derivatives, which we use as a reconciling item in our calculation of Adjusted EBITDA. Adjusted EBITDA is the primary measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions. Our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most comparable GAAP financial measure, net income, are provided in this release.

In the fourth quarter of 2007, the Company participated in the drilling of 26 wells in Appalachia, 25 of which were successfully completed.

Full Year 2007 Results

During 2007, the Company produced 4,238 MMcfe, resulting in Adjusted EBITDA of $30.4 million and net income of $2.6 million. During the second half of the year, the Company had significant natural gas hedges in place, resulting in revenues that were $4.4 million higher than the Company would have received without the hedges in place. The reported realized losses on derivative contracts includes $4.3 million of premiums paid on settled derivatives and a $0.8 million realized loss on cancelled derivatives, which we use as reconciling items in our calculation of Adjusted EBITDA.

In 2007, the Company participated in the drilling of 83 wells in Appalachia, 82 of which were successfully completed.

Scott W. Smith, President and Chief Executive Officer, commented, "During the fourth quarter we crossed two significant hurdles in the growth of the Company. First we completed the initial public offering in a difficult capital market environment and second, we sourced, negotiated and entered in to the Purchase and Sale Agreement for the Permian Basin assets from Apache, which after closing on January 31, 2008, increased our daily production and our reserve base by approximately 40%. Although the fourth quarter presented some challenges operationally, our production for the full year was in line with our expectations. Many of the issues we faced in the fourth quarter have been addressed and we are looking forward to continuing our active Appalachia drilling program along with assimilating the properties we acquired in the Apache transaction. The Apache assets, which we began operating on March 1st, provide a stable, oil focused production platform to compliment our natural gas assets in Appalachia. We are ready to begin focusing our efforts on the exploitation and development projects that we have identified to date in both of our areas of operations.”

Richard Robert, Executive Vice-President and Chief Financial Officer, added, “We recently increased the size of our reserve-based credit facility from $200 million to $400 million and increased our borrowing capacity under the facility to $150 million after consideration of the Permian Basin acquisition. This will allow Vanguard to continue to pursue its growth strategy through accretive acquisitions.”

Year-End 2007 Proved Reserves

Vanguard’s year-end 2007 proved reserves are 67.1 billion cubic feet equivalents (Bcfe) as provided by our outside reserve engineering firm, Netherland, Sewell & Associates, Inc. Approximately 97% of the proved reserves are natural gas, 75% of which are considered proved developed. These proved reserves had a Standardized Measure of $151 million. Standardized Measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined using prices and costs in effect as of the date of estimation and discounted using an annual discount rate of 10% (PV10). The prices used in determining the Standardized Measure were $6.79 per MMBtu and $92.50 per barrel.

On a pro forma basis, including the assets acquired in the Apache acquisition, the Company estimates its proved reserves as of December 31, 2007 were 95 Bcfe, of which 74% were natural gas, 26% were oil and 79% were considered proved developed. The Company estimates the PV10 of its 95 Bcfe of reserves is $307 million, when taking into account its current oil and gas hedge positions for 2008-2012 and using a $90 per barrel oil price and $9.00 per MMBtu natural gas price for its unhedged volumes.

At year end 2007, the Company had identified 543 drilling locations in Appalachia, 60% of which are considered proved undeveloped locations and the reserves for which are included in the year-end reserve report.

Cash Distributions

On February 14, 2008, the Company paid its first cash distribution to unitholders of record as of February 7, 2008. Although the Company has declared a quarterly distribution of $0.425 per unit, or $1.70 on an annual basis, this distribution was pro-rated for the period from the closing of the initial public offering on October 29, 2007 through December 31, 2007, resulting in a distribution of $0.291 for the period.

SEC Filings

The Company plans to file its Annual Report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission on Monday, March 31, 2008.

Permian Basin Acquisition

On January 31, 2008, the Company completed the acquisition of certain oil and gas properties in the Permian Basin of West Texas and New Mexico from the Apache Corporation (NYSE, Nasdaq: APA). The purchase price of the assets was $78.3 million with an effective date of October 1, 2007. At closing, the Company paid $73.4 million, being the purchase price less customary purchase price adjustments. In this acquisition, the Company acquired approximately 4.4 MMBoe, 83% of which are oil and 90% are proved developed producing.

Use of Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus net interest (income) expense (which includes write-off of deferred financing fees); loss on extinguishment of debt, depreciation, depletion and amortization (which includes accretion of asset retirement obligation); bad debt expenses; premiums paid on settled derivatives; change in fair value of derivative contracts; unit-based compensation expense and realized (gain) loss on cancelled derivatives.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Conference Call Information

The Company will host a conference call on March 13, 2008 at 10:00 a.m. CST to review its financial results and discuss its business outlook for 2008.

To participate, analysts, investors, media and the public in the U.S. may pre-register by using the following URL: https://www.theconferencingservice.com/prereg/key.process?key= PNT9BYAFA. (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists.) Alternatively, you may dial 888-713-4217 shortly before 10:00 a.m. (CST). The international phone number is 617-213-4869. The conference passcode is 27493425.

A replay will be available for a seven-day period approximately one hour after the end of the call by dialing 888-286-8010 or 617-801-6888 (international). The replay passcode is 98332389.

A live audio webcast of the conference call and the earnings press release will be available on the Investor Relations page of Vanguards' web site (http://www.vnrllc.com).

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded partnership, focused on the acquisition, exploitation and development of natural gas and oil properties. Vanguard’s assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin and the Permian Basin.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Vanguard Natural Resources, LLC
Operating Statistics
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007		2006	2007		2006
Net Production:
Total production (MMcfe)	1,009		1,018	4,238		4,378
Average daily production (Mcfe/day)	10,969		11,069	11,610		11,995

Average Sales Price per Mcfe:
Net realized price, including hedges	$9.49	(a)	$9.38	$8.99	(a)	$8.22
Net realized price, excluding hedges	$7.76		$9.09	$8.15		$8.72

(a) Excludes premiums paid on settled derivatives.
VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Vanguard Three Months Ended December 31, 2007	Vanguard Predecessor Three Months Ended December 31, 2006	Vanguard Year Ended December 31, 2007	Vanguard Predecessor Year Ended December 31, 2006

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Natural gas and oil sales	$ 7,831,083	$ 9,858,657	$34,540,500	$38,849,142
Realized gains (losses) on derivative contracts	23,611	294,947	(701,675)	(2,207,902)
Change in fair value of derivative contracts	-	1,895,910	-	17,747,817
Total revenues	7,854,694	12,049,514	33,838,825	54,389,057

Costs and expenses:
Lease operating expenses	1,258,245	1,287,579	5,066,230	4,896,327
Depreciation, depletion and amortization	2,393,840	2,421,315	8,981,179	8,633,235
Selling, general and administrative expenses	1,206,055	3,745,904	3,506,539	5,198,760
Bad debt expense	-	-	1,007,458	-
Taxes other than income	836,437	853,201	2,053,604	1,774,215
Total costs and expenses	5,694,577	8,307,999	20,615,010	20,502,537

Income from operations	2,160,117	3,741,515	13,223,815	33,886,520

Other income and (expense):
Interest income	14,182	6,268	61,621	40,256
Interest expense	(1,190,359)	(1,559,054)	(8,134,600)	(7,371,930)
Loss on extinguishment of debt	-	-	(2,501,528)	-
Total other expense, net	(1,176,177)	(1,552,786)	(10,574,507)	(7,331,674)

Net income	$ 983,940	$ 2,188,729	$ 2,649,308	$26,554,846

Net income per unit:
Common & Class B units - basic	$0.09		$0.24
Common & Class B units - diluted	$0.09		$0.24

Weighted average units outstanding:
Common units – basic & diluted	10,795,000		10,795,000
Class B units – basic & diluted	420,000		276,795
VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31,

	Vanguard 2007	Vanguard Predecessor 2006
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$ 3,109,563	$ 1,730,956
Trade accounts receivable, net	4,372,731	5,269,067
Receivables due from affiliates	-	14,650,936
Other receivables	-	234,456
Derivative assets	4,017,085	-
Other currents assets	453,198	283,884
Total current assets	11,952,577	22,169,299

Property and equipment
Land	-	46,350
Buildings	-	10,850
Furniture and fixtures	72,893	846,580
Machinery and equipment	138,719	12,681,363
Less: accumulated depreciation	(45,157)	(1,712,535)
Total property and equipment	166,455	11,872,608

Natural gas and oil properties, net – full cost method	106,983,349	104,683,610

Other assets
Derivative assets	1,329,511	-
Deferred financing costs	941,833	-
Non-current deposits	8,285,883	-
Other assets	1,519,577	-
Total assets	$ 131,179,185	$ 138,725,517

Liabilities and members’ equity

Current liabilities
Accounts payable - trade	$ 1,056,627	$ 8,756,937
Accounts payable – natural gas and oil	257,073	1,441,941
Payables to affiliates	3,838,328	-
Derivative liabilities	-	2,022,079
Accrued expenses	203,159	1,230,686
Due to member	-	75,000
Total current liabilities	5,355,187	13,526,643

Long-term debt	37,400,000	94,067,500
Derivative liabilities	5,903,384	-
Asset retirement obligations	189,711	418,533
Total liabilities	48,848,282	108,012,676

Commitments and contingencies

Members’ equity
Members capital, 10,795,000 common units issued and outstanding at December 31, 2007	90,257,856	30,712,841
Class B units, 420,000 issued and outstanding at December 31, 2007	2,131,995	-
Other comprehensive loss	(10,058,948)	-
Total members’ equity	82,330,903	30,712,841

Total liabilities and members’ equity	$ 131,179,185	$ 138,725,517
Vanguard Natural Resources, LLC Reconciliation of Net Income to Adjusted EBITDA (2) (Unaudited)

	Vanguard Three Months Ended December 31, 2007	Vanguard Predecessor Three Months Ended December 31, 2006	Vanguard Year Ended December 31, 2007	Vanguard Predecessor Year Ended December 31, 2006

Net income	$ 983,940	$ 2,188,729	$ 2,649,308	$ 26,554,846
Plus:
Interest expense	1,190,359	1,559,054	8,134,600	7,371,930
Loss on extinguishment of debt	-	-	2,501,528	-
Depreciation, depletion and amortization	2,393,840	2,421,315	8,981,179	8,633,235
Bad debt expense	-	-	1,007,458	-
Premiums paid on settled derivatives	1,727,121	-	4,274,120	-
Change in fair value of derivative contracts(1)	-	(1,895,910)	-	(17,747,817)
Unit-based compensation expense	817,217	-	2,131,995	-
Realized loss on cancelled derivatives	-	-	776,634	-
Less:
Interest income	14,182	6,268	61,621	40,256
Adjusted EBITDA	$ 7,098,295	$ 4,266,920	$ 30,395,201	$ 24,771,938

(1) Natural gas derivative contracts were used to reduce our exposure to changes in natural gas prices.  During 2006, they were not specifically designated as hedges under Statement of Financial Accounting Standards (SFAS) No. 133.  Change in the fair value of these natural gas derivative contracts are marked to market in our earnings each period.  Further, these amounts represent non-cash charges.

(2) Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

  Net interest expense (including write-off of deferred financing fees);
  Loss on extinguishment of debt;
  Depreciation, depletion and amortization (including accretion of asset retirement obligations);
  Bad debt expenses;
  Premiums paid on settled derivatives;
  Change in fair value of derivative contracts;
  Unit-based compensation expense; and
  Realized (gain) loss on cancelled derivatives.

FINANCIAL GUIDANCE DISCLOSURES FOR 2008

Overview

Vanguard Natural Resources, LLC and its subsidiaries have prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast our operating results for the year ending December 31, 2008. These estimates are based on information available to us as of the date of this filing, and actual results may vary materially from these estimates. We do not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that we believe are reasonable. Until our actual results of operations have been compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future, or may have occurred through the date of this filing, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures and other such matters, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the volatility of oil and natural gas prices, the unpredictable nature of our drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by us with the Securities and Exchange Commission.

As a matter of policy, we generally do not attempt to provide guidance on:

(a) production which may be obtained through future drilling;

(b) dry hole and abandonment costs that may result from future drilling;

(c) the effects of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”;

(d) gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of the financial guidance; and

(e) capital expenditures related to acquisitions of proved properties until the expenditures are estimable and likely to occur;

Summary of Estimates

The following table sets forth certain estimates being used by us to model our anticipated results of operations for the fiscal year ending December 31, 2008. When a single value is provided, such value represents the mid-point of the approximate range of estimates. Otherwise, each range of values provided represents the expected low and high estimates for such financial or operating factor. See “Supplemental Information.”

	Full Year 2008 Range

Average Daily Production:
Appalachian Gas (Mcf)	10,147	-	11,128
Permian Gas (Mcf) (a)	821	-	1,010
Appalachian Oil (Bbls)	51	-	53
Permian Oil (Bbls)(a)	667	-	718

Differentials:
Appalachian Gas (Mcf)	$0.20	-	$0.26
Permian Gas (Mcf)	$0.00	-	$0.00
Appalachian Oil (Bbls)	$(8.00)	-	$(8.00)
Permian Oil (Bbls)	$(4.00)	-	$(4.00)

BTU Content:
Appalachian Gas	1,230	-	1,230
Permian Gas	1,000	-	1,000

Costs Variable by Production ($/Mcfe):
Production expenses (including Production & Ad Valorem taxes)	$2.15	-	$2.25
DD&A – Oil and gas properties	$2.25	-	$2.40

Statement of Operations (in thousands)(a):
Total natural gas and oil sales	$58,000	-	$63,500
Realized gains (losses) on derivative contracts	(700)	-	(300)
Total Revenues	57,300	-	63,200

Lease operating expenses	(8,800)	-	(10,200)
Depreciation, depletion and amortization	(12,300)	-	(14,500)
General and administrative	(3,600)	-	(4,000)
General and administrative –unit-based compensation	(3,300)	-	(3,300)
Taxes other than income	(3,800)	-	(4,200)
Total Costs and Expenses	(31,800)	-	(36,200)
Income from Operations	25,500		27,000
Interest expense, net	(4,500)	-	(5,500)
Net Income	$21,000	-	$21,500

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow (in thousands)(a):
Net Income	$21,000	-	$21,500
Plus:
Interest expense, net	4,500	-	5,500
Depreciation, depletion and amortization	12,300	-	14,500
Premiums paid on settled derivatives	4,900	-	4,900
Unit-based compensation expense	3,300	-	3,300
Adjusted EBITDA	$46,000	-	$49,700
Less:
Interest expense, net	(4,500)	-	(5,500)
Drilling, recompletions and other capital expenditures	(17,600)	-	(19,000)
Distributable Cash Flow	$23,900	-	$25,200

Weighted Average Units Outstanding (in thousands):
Basic	11,215	-	11,215
Diluted	11,215	-	11,390

(a)  As the acquisition of the Permian properties from Apache Corporation was consummated on January 31, 2008, our 2008 financial results will only include 11 months of the results from this acquisition.

Supplemental Information:

Accounting for Derivatives

The following summarizes information concerning our net positions in open commodity derivatives applicable to 2008. This list does not include the Company’s open commodity derivatives for periods subsequent to 2008. The settlement prices of commodity derivatives are based on NYMEX futures prices for collars and put options and are based on the Columbia Gas Appalachian (TECO) Index for swaps.

Collars:

	Gas
	MMBtu (a)	Floor	Ceiling
Production Period:
March – September 2008	700,000	$7.50	$9.00
October – December 2008	300,000	$7.50	$9.25

Puts:

	Gas
	MMBtu (a)	Floor
Production Period:
2008	2,211,366	$7.50

Swaps:

	Gas		Oil
	MMBtu (a)	Price	Bbls	Price
Production Period:
2008	3,016,134	$9.00	182,500	$90.30

(a) One MMBtu equals one Mcf at a Btu factor of 1,000.

Interest Rates

The following summarizes information concerning our positions in open interest rate swaps applicable to periods subsequent to December 31, 2007.

Interest Rate Swaps:

	Principal Balance	Fixed Libor Rates
Period:
January 1, 2008 to December 10, 2010	$20,000,000	3.88%
January 31, 2008 to January 31, 2011	$10,000,000	3.00%
February 5, 2008 to February 5, 2011	$20,000,000	3.00%

We designated all of the derivatives shown in the preceding tables as cash flow hedges under SFAS 133; therefore, all changes in the fair value of these contracts prior to maturity are not shown on the statement of operations but rather are shown in the statement of comprehensive income (loss). Any realized gains or losses including premiums paid for the derivative will be recorded as realized gains (losses) on derivative contracts on the statement of operations at the time of maturity.

CONTACT:
Vanguard Natural Resources, LLC
Investor Relations
Richard Robert, EVP and CFO, 832-327-2258
investorrelations@vnrllc.com